Exhibit 10.4

FIRST AMENDMENT TO
POZEN INC.
LONG TERM INCENTIVE CASH AWARD AGREEMENT

This FIRST AMENDMENT TO LONG TERM INCENTIVE CASH AWARD AGREEMENT (the “First Amendment”) is entered into effective as of September 28, 2007, by and between POZEN Inc. (“POZEN” or the “Company”) and John R. Plachetka (“Executive”).

WHEREAS, a Long Term Incentive Cash award Agreement dated February 14, 2007 (the “Original Agreement”) was entered into between the Company and Executive; and

WHEREAS, POZEN and Executive desire to amend certain terms of the Original Agreement as set forth below.

NOW THEREFORE, the parties hereto agree as follows:

1.           Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

2.           Section 2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Change of Control.  Notwithstanding anything to the contrary herein, in the event of and conditioned upon a Change of Control (as defined below) and unless otherwise determined by the Committee, the Award, to the extent not previously paid, shall accelerate and become payable in full, subject to (i) Executive’s continuing to be employed by or provide service to the Company to such date, and (ii) with respect to the Contingent Portion, the satisfaction of the performance conditions set forth in Section 1(a)(ii) above, subject to the discretion of the Committee. Notwithstanding the foregoing, if a Change of Control occurs prior to December 31, 2007 and receipt of the Trexima Approval has not occurred, the Contingent Portion shall accelerate and become payable in full.  Payment of any portion of the Award that becomes payable pursuant to this Section 2 shall be made in a lump sum payment on the date of closing of the Change of Control.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)           if any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)           upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) a sale or other disposition of all or substantially all of the assets of the Company.”

3.           Section 3(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b) Payment of any amounts payable pursuant to this Section 3 shall be made to Executive in a lump sum payment on the ninetieth (90th) day following the date of Executive’s termination of employment, provided that Executive has executed and not revoked the Release.  Notwithstanding the foregoing, if Executive on the date of such termination is a “specified employee” (as defined in Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (“Section 409A”) and as determined in accordance with the permissible method then in use by POZEN or, if none, in accordance with the applicable default provisions of Section 409A, relating to “specified employees”), then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A, such payment, if any, shall not be made until, and shall be made on, the second business day after the date that is six (6) months following the date of Executive’s termination of employment, provided that Executive has executed and not revoked the Release.”

4.           Except as herein amended, the terms and provisions of the Original Agreement shall remain in full force and effect as originally executed.

5.           This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law provisions of such laws.

6.           This First Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

7.           This First Amendment and the Original Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Long Term Incentive Cash Award Agreement as of the day and year first above written.

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Sr. Vice President & Chief Financial Officer

GRANTEE:

/s/ John R. Plachetka
John R. Plachetka, Pharm.D.